Exhibit 10.1

INTELLECTUAL PROPERTY AND TECHNOLOGY AGREEMENT

This INTELLECTUAL PROPERTY AND TECHNOLOGY AGREEMENT No. C56-12-02153 (this “Agreement”), dated as of July 26, 2012 (“Effective Date”) is entered into by and between Apple Inc., a California corporation (“Apple”), and AuthenTec, Inc., a Delaware corporation (“AuthenTec”).

WHEREAS, Apple and AuthenTec desire that Apple have the right to acquire certain licenses and rights as set forth in this Agreement to commercialize certain Apple sensors and Apple products; and

WHEREAS, Apple and AuthenTec desire to enter into this Agreement to set forth the terms and conditions with respect to such licenses and rights.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Apple and AuthenTec hereby agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement will have the respective meanings ascribed to such terms in Exhibit A attached hereto.

2. ACQUISITION OF LICENSES AND RIGHTS.

2.1 Acquisition of Licenses and Rights. The Parties agree that, at any time during the Term, Apple will have the right to acquire certain licenses and rights as described in this Agreement. AuthenTec hereby grants to Apple the right to acquire the licenses and rights set forth below in Article 3 and Article 4 (each, an “Acquisition Right”).

2.2 Acquisition Right Fee. In consideration of the grant of Acquisition Rights under this Agreement, Apple agrees to pay AuthenTec a total fee of $20 million (the “Acquisition Right Fee”), to be paid by Apple within 30 days after the Effective Date.

2.3 Exercise of Acquisition Rights. The Parties agree that Apple has the right to exercise any of the Acquisition Rights at any time during the Term by providing AuthenTec with written notice on or before the expiration of the Term that it is exercising such Acquisition Right. If there is a corresponding payment set forth in Article 3 or Article 4 for such Acquisition Right exercised by Apple, Apple will pay such amount to AuthenTec as set forth in Article 3 or Article 4, as applicable. Apple may, in its sole discretion, terminate any of the Acquisition Rights at any time during the Term by providing AuthenTec with written notice that it will not exercise such Acquisition Right.

3. HARDWARE TECHNOLOGY AND PATENT RIGHTS.

3.1 Hardware Technology and Patent Acquisition Right. AuthenTec hereby grants to Apple the right to acquire the licenses, covenants, rights and benefits set forth in this Article 3 with respect to Hardware Technology and AuthenTec Hardware Sensor Patents (“Hardware and Patent Acquisition Right”) for the fee set forth in Section 3.11.

3.2 Hardware License Grant. Without limiting any implied rights or the application of the doctrine of patent exhaustion under applicable Law, subject to Apple’s payment obligations as set forth in Section 3.11 and subject to Article 12, AuthenTec, on behalf of itself, its Affiliates and the respective successors and assigns of AuthenTec or any of its Affiliates, hereby grants to Apple, its Affiliates and the respective successors and assigns of Apple or any of its Affiliates a non-exclusive, perpetual, irrevocable, worldwide license (which license will be fully paid-up and royalty-free upon Apple’s payment of the fee set forth in Section 3.11), under all AuthenTec Intellectual Property Rights, to Commercialize any Hardware Technology and/or Hardware Improvements in connection with the Commercialization of any Apple Sensors for incorporation into or use with any Apple-Branded Apple Products. Neither Apple nor any of its Affiliates nor any successors or assigns of Apple or any of its Affiliates may grant any sublicenses under the license granted in this Section 3.2. For avoidance of doubt, this restriction on sublicensing does not affect or limit in any manner any “have made” rights granted under this Agreement. Apple covenants that it will not exercise the foregoing license granted in this Section 3.2 unless and until it exercises the Hardware and Patent Acquisition Right in accordance with Section 2.3. If Apple does not exercise the Hardware and Patent Acquisition Right in accordance with Section 2.3, the foregoing license granted in this Section 3.2 will automatically terminate and be of no force or effect.

3.3 Patent License Grant. Without limiting any implied rights or the application of the doctrine of patent exhaustion under applicable Law, subject to Apple’s payment obligations as set forth in Section 3.11 and subject to Article 12, AuthenTec, on behalf of itself, its Affiliates and the respective successors and assigns of AuthenTec or any of its Affiliates, hereby grants to Apple, its Affiliates and the respective successors and assigns of Apple or any of its Affiliates a non-exclusive, perpetual, irrevocable, worldwide license (which license will be fully paid-up and royalty-free upon Apple’s payment of the fee set forth in Section 3.11), under all AuthenTec Hardware Sensor Patents, to Commercialize any Apple Sensors for incorporation into or use with any Apple Products. Neither Apple nor any of its Affiliates nor any successors or assigns of Apple or any of its Affiliates may grant any sublicenses under the license granted in this Section 3.3. For avoidance of doubt, this restriction on sublicensing does not affect or limit in any manner any “have made” rights granted under this Agreement. Apple covenants that it will not exercise the foregoing license granted in this Section 3.3 unless and until it exercises the Hardware and Patent Acquisition Right in accordance with Section 2.3. If Apple does not exercise the Hardware and Patent Acquisition Right in accordance with Section 2.3, the foregoing license granted in this Section 3.3 will automatically terminate and be of no force or effect.

3.4 Covenant Not to Sue. In addition to the licenses granted in Section 3.2 and Section 3.3, subject to Apple’s payment obligations as set forth in Section 3.11 and subject to Article 12, AuthenTec, on behalf of itself, its Affiliates, and the respective successors and assigns of AuthenTec or any of its Affiliates, hereby irrevocably covenants not to sue (or threaten to sue) Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates, and hereby irrevocably covenants not to knowingly sue any Other Covenant Beneficiary (or knowingly individually threaten to sue any Other Covenant Beneficiary) or knowingly maintain any suit against any Other Covenant Beneficiary (or knowingly maintain any threat of suit against any individual Other Covenant Beneficiary), in each of the foregoing cases, for infringement of any (a) AuthenTec Intellectual Property Rights in or to any Hardware Technology or Hardware Improvements with respect to any Commercialization of any Apple Sensors for incorporation into or, in the case of Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates, use with any Apple-Branded Apple Products or (b) any AuthenTec Hardware Sensor Patent with respect to any Commercialization of any Apple Sensors for incorporation into or, in the case of Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates, use with any Apple Products. No Apple Product (or any component of any Apple Product) will be used to satisfy any claim or claim element asserted by AuthenTec or any of its Affiliates, or any successors or assigns of AuthenTec or any of its Affiliates, against Apple, any of its Affiliates, or any successors or assigns of Apple or any of its Affiliates, or any Other Covenant Beneficiary. The Parties agree that the foregoing covenants in this Section 3.4 will not be of any force or effect unless and until Apple exercises the Hardware and Patent Acquisition Right in accordance with Section 2.3. If Apple does not exercise the Hardware and Patent Acquisition Right in accordance with Section 2.3, the foregoing covenants in this Section 3.4 will automatically terminate and be of no force or effect.

3.5 Duration and Irrevocability of Licenses and Covenants. If Apple exercises the Hardware and Patent Acquisition Right, subject to Apple’s payment obligations with respect to the Hardware and Patent Acquisition Right as set forth in Section 3.11 and subject to Article 12, the licenses granted in Section 3.2 and Section 3.3 and the covenants in Section 3.4 (a) will continue in perpetuity and (b) are irrevocable.

3.6 Future Assignments and Grants by AuthenTec. The licenses and covenants granted under this Article 3 with respect to any AuthenTec Intellectual Property Rights, Hardware Technology, Hardware Improvements and AuthenTec Hardware Sensor Patents will run with such AuthenTec Intellectual Property Rights, Hardware Technology, Hardware Improvements and AuthenTec Hardware Sensor Patents and will be binding on any successors or assigns thereof. Neither AuthenTec nor any of its Affiliates will assign, or grant any right under, any AuthenTec Intellectual Property Rights, Hardware Technology, Hardware Improvements or AuthenTec Hardware Sensor Patents to any Person (other than Apple and its Affiliates) unless such assignment or grant is made subject to the license and covenants granted under this Article 3. Any attempted assignment of, or grant of any right under, any AuthenTec Intellectual Property Rights, Hardware Technology, Hardware Improvements or AuthenTec Hardware Sensor Patents in contravention of this Section 3.6 will be null and void.

3.7 AuthenTec Supply Chain Vendors. For 24 months after the exercise by Apple of the Hardware and Patent Acquisition Right, Apple will have the right to directly source from AuthenTec’s or any of its Affiliates’ respective supply chain vendors (including foundries, other suppliers and packaging houses) (“AuthenTec Supply Chain Vendors”) any materials and products (excluding inventory of fabricated wafers, any work in progress under AuthenTec orders or packaged component parts ordered by AuthenTec or any of its Affiliates) owned by AuthenTec or any of its Affiliates necessary or useful to Commercialize any Apple Sensors for incorporation into or use with any Apple Products, including the right to utilize (and have AuthenTec Supply Chain Vendors utilize) any Hardware Technology or Hardware Improvements in the possession or control of (or otherwise made available by AuthenTec to) AuthenTec Supply Chain Vendors (including mask sets owned by AuthenTec or any of its Affiliates). AuthenTec, on behalf of itself, its Affiliates and the respective successors and assigns of AuthenTec or any of its Affiliates, agrees: (a) not to take any action, or direct or cause any action to be taken, to make any such Hardware Technology or Hardware Improvements or any Intellectual Property Rights related to any of the foregoing unavailable for use in connection with any Apple Sensors for incorporation into or use with any Apple Products; (b) to seek to obtain on behalf of Apple terms no less favorable than the terms AuthenTec has with such AuthenTec Supply Chain Vendors; and (c) to provide Apple with written authorizations by no later than 30 days after the Hardware and Patent Acquisition Right Exercise Date that permit Apple to directly purchase from AuthenTec Supply Chain Vendors any materials and products that are being produced for AuthenTec, at a price that would be agreed upon by Apple and such AuthenTec Supply Chain Vendors.

3.8 Hardware Technology Transfer. Upon the exercise by Apple of the Hardware and Patent Acquisition Right, AuthenTec will use its best efforts to immediately transfer and deliver to Apple all Hardware Technology (in a format mutually agreed upon by Apple and AuthenTec) existing as of the Effective Date in the manner and in accordance with the process, timelines and other requirements set forth in the Technology Transfer Statement of Work attached hereto as Schedule A (“Technology Transfer Statement of Work”). Apple will promptly acknowledge receipt of any Hardware Technology transferred to and received by Apple or notify AuthenTec of any deficiencies with respect to any Hardware Technology transferred to and received by Apple. Until such transfer and delivery is complete in accordance with the Technology Transfer Statement of Work, AuthenTec will provide a written update to Apple each day indicating (a) the Hardware Technology transferred and delivered by AuthenTec to Apple on such day and (b) the Hardware Technology that will be transferred and delivered by AuthenTec to Apple on the next day. During the period of AuthenTec’s transfer and delivery of the Hardware

Technology as set forth in the Technology Transfer Statement of Work, AuthenTec will make available to Apple, at no additional cost to Apple, all assistance, existing engineering resources (which engineering resources have supported or are supporting any research, development, manufacturing, analysis or testing of any Project IP (as defined in each of the Prior Interim Agreement and the Interim Agreement) or any Project Work Product (as defined in the Development Agreement)), training and technical support to enable Apple to make productive use of the Hardware Technology in connection with the design, development and/or Commercialization of any Apple Sensors for incorporation into or use with any Apple Products. AuthenTec will ensure that all engineering resources provided under this Section 3.8 have appropriate technical competency.

3.9 Hardware Improvements.

(a) Hardware Bug Fix Improvements. For 4 years after the Hardware and Patent Acquisition Right Exercise Date, AuthenTec will transfer and deliver to Apple each Hardware Improvement that is Bug Fix Improvement within 5 Business Days after the completion of the development of such Bug Fix Improvement.

(b) Hardware Non-Bug Fix Improvements. The Parties will hold an engineering meeting during each of the first 4 periods of 3 months each after the Hardware and Patent Acquisition Right Exercise Date (on a date and at a location mutually agreed upon by the Parties) (each, a “Hardware Engineering Meeting”). AuthenTec will disclose to Apple at each Hardware Engineering Meeting all new Hardware Non-Bug Fix Improvements during the applicable 3-month period (and, in the case of the first Hardware Engineering Meeting, any Hardware Non-Bug Fix Improvements prior to such 3-month period). The Parties will discuss in good faith which of the Hardware Non-Bug Fix Improvements will be provided to Apple, based on the principle agreed upon by the Parties that any Improvements that are relevant to or useful for the Commercialization of any Apple Sensors will be transferred and delivered to Apple within 10 Business Days after such Hardware Engineering Meeting and deemed to be and included as Hardware Improvements for purposes of this Agreement. If any Hardware Non-Bug Fix Improvement has been developed, created or conceived, but not reduced to practice, during the 12 month period after the Effective Date, the Parties will discuss in good faith whether such Hardware Non-Bug Fix Improvement will be transferred and delivered to Apple at such time that such Hardware Non-Bug Fix Improvement is reduced to practice.

(c) Corrective Delivery or Disclosure of Improvements. In the event AuthenTec discovers, or Apple discovers and provides written notice to AuthenTec of, any (i) Hardware Improvement that is a Bug Fix Improvement that was not transferred and delivered to Apple in accordance with Section 3.9(a) or (ii) Hardware Improvement that is a Non-Bug Fix Improvement that was not disclosed to Apple in accordance with Section 3.9(b), then AuthenTec will promptly transfer and deliver such Hardware Improvement to Apple (in the case of (i)) and promptly disclose such Hardware Improvement to Apple (in the case of (ii)). If AuthenTec promptly transfers and delivers, or discloses, to Apple, as applicable, such Hardware Improvement in accordance with the preceding sentence, AuthenTec will be deemed to not be in breach of this Section 3.9 with respect to such failure to transfer and deliver, or disclose, as applicable, such Hardware Improvement in accordance with this Section 3.9.

3.10 Technical Support and Assistance.

(a) If Apple exercises the Hardware and Patent Acquisition Right, for 1 year after the Hardware and Patent Acquisition Right Exercise Date, AuthenTec will, at no additional cost to Apple (i) provide to Apple telephonic and electronic technical support and assistance with respect to any Hardware Technology or Hardware Improvements in response to requests from Apple, (ii) respond to such requests in accordance with the response times set forth in Schedule B attached hereto and (iii) reasonably cooperate with Apple in connection with such requests.

(b) AuthenTec will ensure that all engineering resources provided under this Section 3.10 have appropriate technical competency.

3.11 Hardware and Patent Acquisition Right Fee. If Apple exercises the Hardware and Patent Acquisition Right, subject to Article 12, Apple agrees to pay AuthenTec a total fee of $90 million, to be paid as follows:

(a) $72 million (the “Initial Hardware and Patent Acquisition Right Fee Payment”) within 30 days after the date of Apple’s written notice to AuthenTec that it is exercising the Hardware and Patent Acquisition Right in accordance with Section 2.3; and

(b) $18 million in 4 installments of $4.5 million each as follows: (i) the first installment of $4.5 million will be paid on or before the first day of the third month of the first full calendar quarter after the calendar quarter in which the payment set forth in Section 3.11(a) is due by Apple to AuthenTec; and (ii) the remaining 3 installments of $4.5 million each will be due on or before the first day of the third month of each of the 3 consecutive calendar quarters following such first full calendar quarter.

4. SOFTWARE TECHNOLOGY AND PATENT RIGHTS

4.1 Software Technology and Patent Acquisition Right. AuthenTec hereby grants to Apple the right to acquire the licenses, covenants, rights and benefits set forth in this Article 4 with respect to Software Technology and AuthenTec Software Sensor Patents (“Software and Patent Acquisition Right”) for the fee set forth in Section 4.11.

4.2 Software License Grant. Without limiting any implied rights or the application of the doctrine of patent exhaustion under applicable Law, subject to Apple’s payment obligations as set forth in Section 4.11 and subject to Article 12, AuthenTec, on behalf of itself, its Affiliates and the respective successors and assigns of AuthenTec or any of its Affiliates, hereby grants to Apple, its Affiliates and the respective successors and assigns of Apple or any of its Affiliates a non-exclusive, perpetual, irrevocable, worldwide license (which license will be fully paid-up and royalty-free upon Apple’s payment of the fee set forth in Section 4.11), under all AuthenTec Intellectual Property Rights, to Commercialize any Software Technology and/or Software Improvements in connection with the Commercialization of any Apple Sensors for incorporation into or use with any Apple-Branded Apple Products. Neither Apple nor any of its Affiliates nor any successors or assigns of Apple or any of its Affiliates may grant any sublicenses under the license granted in this Section 4.2. For avoidance of doubt, this restriction on sublicensing does not affect or limit in any manner any “have made” rights granted under this Agreement. Apple covenants that it will not exercise the foregoing license granted in this Section 4.2 unless and until it exercises the Software and Patent Acquisition Right in accordance with Section 2.3. If Apple does not exercise the Software and Patent Acquisition Right in accordance with Section 2.3, the foregoing license granted in this Section 4.2 will automatically terminate and be of no force or effect.

4.3 Patent License Grant. Without limiting any implied rights or the application of the doctrine of patent exhaustion under applicable Law, subject to Apple’s payment obligations as set forth in Section 4.11 and subject to Article 12, AuthenTec, on behalf of itself, its Affiliates and the respective successors and assigns of AuthenTec or any of its Affiliates, hereby grants to Apple, its Affiliates and the respective successors and assigns of Apple or any of its Affiliates a non-exclusive, perpetual, irrevocable, worldwide license (which license will be fully paid-up and royalty-free upon Apple’s payment of the fee set forth in Section 4.11), under all AuthenTec Software Sensor Patents, to Commercialize any Apple Sensors for incorporation into or use with any Apple Products. Neither Apple nor any of its Affiliates nor any successors or assigns of Apple or any of its Affiliates may grant any sublicenses under the license granted in this Section 4.3. For avoidance of doubt, this restriction on sublicensing does not affect or limit in any manner any “have made” rights granted under this Agreement. Apple covenants that it will not exercise the foregoing license granted in this Section 4.3 unless and until it exercises the Software and Patent Acquisition Right in accordance with Section 2.3. If Apple does not exercise the Software and Patent Acquisition Right in accordance with Section 2.3, the foregoing license granted in this Section 4.3 will automatically terminate and be of no force or effect.

4.4 Covenant Not to Sue. In addition to the licenses granted in Section 4.2 and Section 4.3, subject to Apple’s payment obligations as set forth in Section 4.11 and subject to Article 12, AuthenTec, on behalf of itself, its Affiliates, and the respective successors and assigns of AuthenTec or any of its Affiliates, hereby irrevocably covenants not to sue (or threaten to sue) Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates, and hereby irrevocably covenants not to knowingly sue any Other Covenant Beneficiary (or knowingly individually threaten to sue any Other Covenant Beneficiary) or knowingly maintain any suit against any Other Covenant Beneficiary (or knowingly maintain any threat of suit against any individual Other Covenant Beneficiary), in each of the foregoing cases, for infringement of any (a) AuthenTec Intellectual Property Rights in or to any Software Technology or Software Improvements with respect to any Commercialization of any Apple Sensors for incorporation into or, in the case of Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates, use with any Apple-Branded Apple Products or (b) any AuthenTec Software Sensor Patent with respect to any Commercialization of any Apple Sensors for incorporation into or, in the case of Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates, use with any Apple Products. No Apple Product (or any component of any Apple Product) will be used to satisfy any claim or claim element asserted by AuthenTec or any of its Affiliates, or any successors or assigns of AuthenTec or any of its Affiliates, against Apple, any of its Affiliates, or any successors or assigns of Apple or any of its Affiliates, or any Other Covenant Beneficiary. The Parties agree that the foregoing covenants in this Section 4.4 will not be of any force or effect unless and until Apple exercises the Software and Patent Acquisition Right in accordance with Section 2.3. If Apple does not exercise the Software and Patent Acquisition Right in accordance with Section 2.3, the foregoing covenants in this Section 4.4 will automatically terminate and be of no force or effect.

4.5 Duration and Irrevocability of Licenses and Covenants. If Apple exercises the Software and Patent Acquisition Right, subject to Apple’s payment obligations with respect to the Software and Patent Acquisition Right as set forth in Section 4.11 and subject to Article 12, the licenses granted in Section 4.2 and Section 4.3 and the covenants in Section 4.4 (a) will continue in perpetuity and (b) are irrevocable.

4.6 Future Assignments and Grants by AuthenTec. The licenses and covenants granted under this Article 4 with respect to any AuthenTec Intellectual Property Rights, Software Technology, Software Improvements and AuthenTec Software Sensor Patents will run with such AuthenTec Intellectual Property Rights, Software Technology, Software Improvements and AuthenTec Software Sensor Patents and will be binding on any successors or assigns thereof. Neither AuthenTec nor any of its Affiliates will assign, or grant any right under, any AuthenTec Intellectual Property Rights, Software Technology, Software Improvements or AuthenTec Software Sensor Patents to any Person (other than Apple and its Affiliates) unless such assignment or grant is made subject to the license and covenants granted under this Article 4. Any attempted assignment of, or grant of any right under, any AuthenTec Intellectual Property Rights, Software Technology, Software Improvements or AuthenTec Software Sensor Patents in contravention of this Section 4.6 will be null and void.

4.7 AuthenTec Supply Chain Vendors. For 24 months after the exercise by Apple of the Software and Patent Acquisition Right, Apple will have the right to directly source from AuthenTec Supply Chain Vendors any materials and products (excluding inventory of fabricated wafers, any work in progress under AuthenTec orders or packaged component parts ordered by AuthenTec or any of its Affiliates) owned by AuthenTec or any of its Affiliates necessary or useful to Commercialize any Apple Sensors for incorporation into or use with any Apple Products, including the right to utilize (and have AuthenTec Supply Chain Vendors utilize) any Software Technology or Software Improvements in the possession or control of (or otherwise made available by AuthenTec to) AuthenTec Supply Chain Vendors. AuthenTec, on behalf of itself, its Affiliates and the respective successors and assigns of AuthenTec or any of its Affiliates, agrees: (a) not to take any action, or direct or cause any action to be taken, to make any such Software Technology or Software Improvements or any Intellectual Property Rights related to any of the foregoing unavailable for use in connection with any Apple Sensors for incorporation into or use with any Apple Products; (b) to seek to obtain on behalf of Apple terms no less favorable than the terms AuthenTec has with such AuthenTec Supply Chain Vendors; and (c) to provide Apple with written authorizations by no later than 30 days after the Software and Patent Acquisition Right Exercise Date that permit Apple to directly purchase from AuthenTec Supply Chain Vendors any materials and products that are being produced for AuthenTec, at a price that would be agreed upon by Apple and such AuthenTec Supply Chain Vendors.

4.8 Software Technology Transfer. Upon the exercise by Apple of the Software and Patent Acquisition Right, AuthenTec will use its best efforts to immediately transfer and deliver to Apple all Software Technology (in a format mutually agreed upon by Apple and AuthenTec) existing as of the Effective Date in the manner and in accordance with the process, timelines and other requirements set forth in the Technology Transfer Statement of Work. Apple will promptly acknowledge receipt of any Software Technology transferred to and received by Apple or notify AuthenTec of any deficiencies with respect to any Software Technology transferred to and received by Apple. Until such transfer and delivery is complete in accordance with the Technology Transfer Statement of Work, AuthenTec will provide a written update to Apple each day indicating (a) the Software Technology transferred and delivered by AuthenTec to Apple on such day and (b) the Software Technology that will be transferred and delivered by AuthenTec to Apple on the next day. During the period of AuthenTec’s transfer and delivery of the Software Technology as set forth in the Technology Transfer Statement of Work, AuthenTec will make available to Apple, at no additional cost to Apple, all assistance, existing engineering resources (which engineering resources have supported or are supporting any research, development, manufacturing, analysis or testing of any Project IP (as defined in each of the Prior Interim Agreement and the Interim Agreement) or any Project Work Product (as defined in the Development Agreement)), training and technical support to enable Apple to make productive use of the Software Technology in connection with the design, development and/or Commercialization of any Apple Sensors for incorporation into or use with any Apple Products. AuthenTec will ensure that all engineering resources provided under this Section 4.8 have appropriate technical competency

4.9 Software Improvements.

(a) Software Bug Fix Improvements. For 4 years after the Software and Patent Acquisition Right Exercise Date, AuthenTec will transfer and deliver to Apple each Software Improvement that is Bug Fix Improvement within 5 Business Days after the completion of the development of such Bug Fix Improvement.

(b) Software Non-Bug Fix Improvements. The Parties will hold an engineering meeting during each of the first 4 periods of 3 months each after the Software and Patent Acquisition Right Exercise Date (on a date and at a location mutually agreed upon by the Parties) (each, a “Software Engineering Meeting”). AuthenTec will disclose to Apple at each Software Engineering Meeting all new

Software Non-Bug Fix Improvements during the applicable 3-month period (and, in the case of the first Software Engineering Meeting, any Software Non-Bug Fix Improvements prior to such 3-month period). The Parties will discuss in good faith which of the Software Non-Bug Fix Improvements will be provided to Apple, based on the principle agreed upon by the Parties that any Improvements that are relevant to or useful for the Commercialization of any Apple Sensors will be transferred and delivered to Apple within 10 Business Days after such Software Engineering Meeting and deemed to be and included as Software Improvements for purposes of this Agreement. If any Software Non-Bug Fix Improvement has been developed, created or conceived, but not reduced to practice, during the 12 month period after the Effective Date, the Parties will discuss in good faith whether such Software Non-Bug Fix Improvement will be transferred and delivered to Apple at such time that such Software Non-Bug Fix Improvement is reduced to practice.

(c) Corrective Delivery or Disclosure of Improvements. In the event AuthenTec discovers, or Apple discovers and provides written notice to AuthenTec of, any (i) Software Improvement that is a Bug Fix Improvement that was not transferred and delivered to Apple in accordance with Section 4.9(a) or (ii) Software Improvement that is a Non-Bug Fix Improvement that was not disclosed to Apple in accordance with Section 4.9(b), then AuthenTec will promptly transfer and deliver such Software Improvement to Apple (in the case of (i)) and promptly disclose such Software Improvement to Apple (in the case of (ii)). If AuthenTec promptly transfers and delivers, or discloses, to Apple, as applicable, such Software Improvement in accordance with the preceding sentence, AuthenTec will be deemed to not be in breach of this Section 4.9 with respect to such failure to transfer and deliver, or disclose, as applicable, such Software Improvement in accordance with this Section 4.9.

4.10 Technical Support and Assistance.

(a) If Apple exercises the Software and Patent Acquisition Right, for 1 year after the Software and Patent Acquisition Right Exercise Date, AuthenTec will, at no additional cost to Apple (i) provide to Apple telephonic and electronic technical support and assistance with respect to any Software Technology or Software Improvements in response to requests from Apple, (ii) respond to such requests in accordance with the response times set forth in Schedule B attached hereto and (iii) reasonably cooperate with Apple in connection with such requests.

(b) AuthenTec will ensure that all engineering resources provided under this Section 4.10 have appropriate technical competency.

4.11 Software and Patent Acquisition Right Fee. If Apple exercises the Software and Patent Acquisition Right, subject to Article 12, Apple agrees to pay AuthenTec a total fee of $25 million, to be paid as follows:

(a) $20 million (the “Initial Software and Patent Acquisition Right Fee Payment”) within 30 days after the date of Apple’s written notice to AuthenTec that it is exercising the Software and Patent Acquisition Right in accordance with Section 2.3; and

(b) $5 million in 4 installments of $1.25 million each as follows: (i) the first installment of $1.25 million will be paid on or before the first day of the third month of the first full calendar quarter after the calendar quarter in which the payment set forth in Section 3.11(a) is due by Apple to AuthenTec; and (ii) the remaining 3 installments of $1.25 million each will be due on or before the first day of the third month of each of the 3 consecutive calendar quarters following such first full calendar quarter.

5. OWNERSHIP; NO GRANT OF RIGHTS; TERMINATION OF CERTAIN LICENSES.

5.1 Ownership by AuthenTec. As between the Parties, AuthenTec owns all rights (including AuthenTec Intellectual Property Rights), title and interest in and to all Hardware Technology, Software Technology and AuthenTec Improvements.

5.2 Ownership by Apple. As between the Parties, Apple owns all rights (including Intellectual Property Rights), title and interest in and to all Apple Improvements, Apple Sensors and Apple Products (other than any Hardware Technology, Software Technology or AuthenTec Improvements incorporated therein).

5.3 No Grant of Rights to AuthenTec. Nothing in this Agreement obligates Apple or any of its Affiliates to provide or license to AuthenTec or any of its Affiliates, or grants (expressly or by implication) to AuthenTec or any of its Affiliates any license under or any right to use or otherwise Commercialize, any Apple Improvements, Apple Sensors, Apple Products or any Intellectual Property Rights or Technology of Apple or any of its Affiliates.

5.4 No Grant of Rights to Apple for Certain Intellectual Property Rights of AuthenTec Acquiror. For avoidance of doubt, the licenses in Section 3.2, Section 3.3, Section 4.2 and Section 4.3 do not grant any rights, and the covenants in Section 3.4 and Section 4.4 do not apply, to the following:

(a) if AuthenTec is acquired by an AuthenTec Acquiror, any Intellectual Property Rights owned. acquired, controlled or licensable by, or assigned to, such AuthenTec Acquiror or any AuthenTec Acquiror Affiliate, provided that (i) AuthenTec survives the acquisition transaction and (ii) such Intellectual Property Rights were not AuthenTec Intellectual Property Rights prior to such acquisition transaction; or

(b) subject to the following sentence in this Section 5.4(b), any Intellectual Property Rights owned by a third party that is not an Affiliate of AuthenTec (i) developed, created, authored, discovered or conceived by or for AuthenTec or any of its Affiliates pursuant to an agreement between such third party and AuthenTec or any of its Affiliates (“Third Party Development Agreement”) and (ii) transferred or assigned by AuthenTec or such Affiliate to such third party pursuant to such Third Party Development Agreement. If AuthenTec is acquired by an AuthenTec Acquiror and AuthenTec survives such acquisition transaction, AuthenTec agrees that neither AuthenTec nor any of its Affiliates will, on or after the closing of such acquisition transaction, enter into any agreement with such AuthenTec Acquiror or any AuthenTec Acquiror Affiliate that would have the effect, whether intentional or not, of circumventing AuthenTec’s obligations under this Agreement to provide AuthenTec Improvements to Apple.

5.5 Termination of Licenses Granted by Apple. The Parties hereby terminate, as of the Effective Date, any license related to any Hardware Technology, Software Technology or AuthenTec Improvements granted by Apple to AuthenTec during the 120 days preceding the Effective Date, including the license in Section 2.4(b) of the Interim Agreement. The Parties acknowledge and agree that such licenses will be of no force or effect after the Effective Date.

6. PAYMENTS.

6.1 Payment Instructions. All payments by Apple to AuthenTec under this Agreement will be made by electronic transfer of funds to:

Bank Name:

SWIFT:

Routing:

Account:

Beneficiary: AuthenTec, Inc.

6.2 Taxes; Tax Documentation. AuthenTec will be responsible for any duties, taxes and levies to which it is subject as a result of any payment to AuthenTec hereunder. No later than 10 business days after the Effective Date, AuthenTec will provide Apple with a completed IRS Form W9. If AuthenTec fails to provide such tax documentation or fails to provide tax documentation sufficient to allow a 0% tax rate, Apple may, at its discretion, cause taxes to be deducted from the amount paid and cause such withholding taxes to be paid to the appropriate tax authority. For avoidance of doubt, in such case the actual payment to AuthenTec will be net of any taxes withheld.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS; WARRANTY DISCLAIMER.

7.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other Party that it is a validly existing business and in good standing under the laws of the respective jurisdictions in which it has activities, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated herein.

7.2 Representations and Warranties by AuthenTec. AuthenTec represents and warrants to Apple that: (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; (b) except as set forth in Schedule C, it solely owns all AuthenTec Sensor Patents; (c) it owns all Hardware Technology and Software Technology and all AuthenTec Intellectual Property Rights (other than AuthenTec Sensor Patents) in or to any Hardware Technology or Software Technology or, except for any Intellectual Property Rights or Technology owned by any third party and disclosed to Apple in accordance with Section 7.3, otherwise has the right to grant to Apple and its Affiliates the licenses set forth in Section 3.2, Section 3.3, Section 4.2 and Section 4.3; (d) no third party has any right to enforce any such AuthenTec Intellectual Property Rights or AuthenTec Sensor Patents or, to the best of AuthenTec’s Knowledge, recover for infringement or violation of any such AuthenTec Intellectual Property Rights or AuthenTec Sensor Patents by Apple or any of its Affiliates at any time; (e) it has not entered into any agreement or granted, and will not enter into any agreement or grant, any option, license or other right, under any Intellectual Property Rights or Technology, that (i) conflicts with or prevents AuthenTec from granting or providing to Apple, or would conflict with or prevent AuthenTec from granting or providing to Apple, any Acquisition Right, license, right or covenant granted or provided to Apple and its Affiliates under this Agreement or (ii) conflicts with or prevents AuthenTec from performing, or would conflict with or prevent AuthenTec from performing, any obligation of AuthenTec or any of its Affiliates under this Agreement; (f) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that prevent or would prevent or impair the full and complete exercise of the terms of this Agreement by Apple and its Affiliates; and (g) to the best of AuthenTec’s Knowledge, Schedule D sets forth a true and correct list of all bugs, defects and errors as of the Effective Date in the Hardware Technology or Software Technology; provided, however, that, in the event AuthenTec discovers, during the Term, additional bugs, defects or errors that are not listed on Schedule D, then so long as AuthenTec promptly notifies Apple in writing of such additional bugs, defects or errors, the failure of AuthenTec to list such bugs, defects or errors on Schedule D will not be a material breach of this Section 7.2(g). The foregoing in clause (b) and clause (c) of the immediately foregoing sentence in this Section 7.2 will not be interpreted as a representation or warranty that the AuthenTec Sensor Patents, Hardware Technology, Software Technology or AuthenTec Intellectual Property Rights in or to any

Hardware Technology or Software Technology, or their use or exploitation in any manner by Apple or its Affiliates, does not or will not infringe any Intellectual Property Rights of any Person.

7.3 Third Party Intellectual Property Rights and Technology. Within 30 days after the Effective Date, AuthenTec agrees to amend Schedule E (as necessary) to provide to Apple a true and correct list of all Intellectual Property Rights or Technology (a) owned by any third party and licensed to AuthenTec or any of its Affiliates that is necessary to Commercialize any Hardware Technology, Software Technology and/or AuthenTec Improvements in connection with the Commercialization of any Apple Sensors or Apple Products and (b) owned by any third party and licensed to AuthenTec or any of its Affiliates that is necessary to Commercialize any Hardware Technology, Software Technology and/or AuthenTec Improvements in connection with the Commercialization of any Apple Sensors or Apple Products and under or to which AuthenTec does not have the right to grant Apple and its Affiliates a sublicense under this Agreement of the scope of the licenses granted under Section 3.2, Section 3.3, Section 4.2 and Section 4.3 or the scope of the covenants set forth in Section 3.4 and Section 4.4. If Apple exercises the Hardware and Patent Acquisition Right or the Software and Patent Acquisition Right, AuthenTec will update such list promptly after such exercise by Apple. Following the Effective Date, at Apple’s request, AuthenTec agrees to use its diligent efforts to obtain from each such third party (excluding You Technology, Inc.) the right to sublicense Apple, its Affiliates and the respective successors and assigns of Apple or any of its Affiliates or to assist Apple in obtaining from each such third party a license or sublicense under or to such third party Intellectual Property Rights or Technology, as the case may be, that is necessary to Commercialize, on terms and conditions no less favorable than the terms and conditions of AuthenTec’s or its applicable Affiliate’s license to such third party Intellectual Property Rights and Technology, any Hardware Technology, Software Technology and/or AuthenTec Improvements in connection with the Commercialization of any Apple Sensors or Apple Products, in each case, within the scope of the licenses granted in Section 3.2 and Section 3.3 (if Apple exercises the Hardware and Patent Acquisition Right) and Section 4.2 and Section 4.3 (if Apple exercises the Software and Patent Acquisition Right).

7.4 Warranty Disclaimer.

(a) THE REPRESENTATIONS AND WARRANTIES OF EACH PARTY IN SECTION 7.1 AND OF AUTHENTEC IN SECTION 7.2 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES GIVEN BY SUCH PARTY UNDER THIS AGREEMENT. NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY OTHER REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. WITHOUT LIMITING THE SCOPE OF THIS SECTION 7.4(a), SUBJECT TO SECTION 7.2, AUTHENTEC MAKES NO WARRANTY OF ANY KIND THAT THE HARDWARE TECHNOLOGY, THE SOFTWARE TECHNOLOGY OR THE AUTHENTEC IMPROVEMENTS ARE FREE OF DEFECTS OR ARE FIT FOR THEIR INTENDED PURPOSE OR ANY PARTICULAR PURPOSE AT ALL.

(b) THE HARDWARE TECHNOLOGY, SOFTWARE TECHNOLOGY AND AUTHENTEC IMPROVEMENTS ARE NOT INTENDED OR SUITABLE FOR USE IN SITUATIONS OR ENVIRONMENTS WHERE THE FAILURE OR TIME DELAYS OF, OR ERRORS OR INACCURACIES IN THE CONTENT, DATA OR INFORMATION PROVIDED BY, THE HARDWARE TECHNOLOGY, SOFTWARE TECHNOLOGY AND AUTHENTEC IMPROVEMENTS COULD LEAD TO DEATH, PERSONAL INJURY, OR SEVERE PHYSICAL OR ENVIRONMENTAL DAMAGE, INCLUDING THE OPERATION OF NUCLEAR FACILITIES,

AIRCRAFT NAVIGATION OR COMMUNICATION SYSTEMS, AIR TRAFFIC CONTROL, LIFE SUPPORT OR WEAPONS SYSTEMS.

7.5 Covenants by AuthenTec Related to Acquisition Rights. During the Term, AuthenTec agrees not to (a) enter into any agreement with any third party that grants such third party any licenses under or rights with respect to any Hardware Technology, Software Technology, AuthenTec Improvements or AuthenTec Sensor Patents (other than non-exclusive licenses and rights of the same scope as those granted by AuthenTec in the ordinary course of its business before the Effective Date (e.g., distribution and license of driver source materials for its Products)) or (b) enter into any agreement with, or grant any options, rights or benefits to, any third party that (i) conflicts with, or otherwise would prevent Apple from exercising and enjoying all of the rights of and benefits under, any Acquisition Right or (ii) conflicts with, or prevents AuthenTec from granting or providing to Apple, any licenses, covenants, rights or benefits that are the subject of any of the Acquisition Rights.

8. TERM AND TERMINATION.

8.1 Term. The term of this Agreement will commence as of the Effective Date and, unless earlier terminated in accordance with Section 8.2, will continue until 270 days after the Effective Date (“Term”).

8.2 Termination by Either Party. Subject to Article 12, this Agreement may be terminated by either Party if the other Party materially breaches any provision of this Agreement and fails to cure such breach within 30 days after receiving written notice from the non-breaching Party describing such breach.

8.3 Termination by Apple. If any additional third party Intellectual Property Rights or Technology required to be listed by Section 7.3(b) are added to Schedule E after the Effective Date, Apple may, within 10 Business Days after the receipt by Apple from AuthenTec of an amendment to Schedule E, terminate this Agreement upon written notice to AuthenTec. If Apple terminates this Agreement pursuant to this Section 8.3 after payment of the Acquisition Right Fee, AuthenTec will promptly (and in no event later than 10 Business Days after the effective date of such termination) refund to Apple the Acquisition Right Fee. If Apple terminates this Agreement pursuant to this Section 8.3 prior to payment of the Acquisition Right Fee, for avoidance of doubt, Apple will not be obligated to pay to AuthenTec the Acquisition Right Fee (or any portion thereof).

8.4 Effect of Termination. Upon the expiration or any termination of this Agreement, the following provisions of this Agreement will survive:

(a) if Apple exercises the Hardware and Patent Acquisition Right, Article 3; provided, however, that, if, subject to Article 12, AuthenTec terminates this Agreement pursuant to Section 8.2 for a material breach by Apple of its payment obligations as set forth in Section 3.11, the licenses granted in Section 3.2 and Section 3.3 and the covenants in Section 3.4 will not survive (but, for avoidance of doubt, any activities undertaken by or for Apple or any of its Affiliates or any successors or assigns of Apple or any of its Affiliates prior to the date of termination that were licensed under or subject to the covenants in Article 3 cannot later be the subject of any legal claims after the date of termination);

(b) if Apple exercises the Software and Patent Acquisition Right, Article 4; provided, however, that (i) if, subject to Article 12, AuthenTec terminates this Agreement pursuant to Section 8.2 for a material breach by Apple of its payment obligations as set forth in Section 4.11, the licenses granted in Section 4.2 and Section 4.3 and the covenants in Section 4.4 will not survive (but, for avoidance of doubt, any activities undertaken by or for Apple or any of its Affiliates or any successors or assigns of Apple or any of its Affiliates prior to the date of termination that were licensed under or subject to the covenants in Article 4 cannot later be the subject of any legal claims after the date of termination); and

(c) Article 1, Article 5, Article 6, Article 7, Section 8.4, Article 9, Article 10, Article 11, Article 12, Article 13 and Exhibit A.

9. CONFIDENTIALITY.

9.1 Confidentiality Obligations. The Parties agree that all Confidential Information (as defined in the Nondisclosure Agreement) disclosed in connection with this Agreement is subject to the terms and conditions of the Nondisclosure Agreement. All Hardware Technology, Software Technology (other than object code) and AuthenTec Improvements will be deemed Confidential Information of AuthenTec subject to the terms and conditions of the Nondisclosure Agreement. AuthenTec acknowledges and agrees that any suppliers, manufacturers and vendors of Apple or any of its Affiliates that Apple or such Affiliate retains to “have made” any Apple Sensors or Apple Products under any licenses granted by AuthenTec under this Agreement may receive Confidential Information of AuthenTec from Apple or such Affiliate to the extent such Confidential Information of AuthenTec is required or desirable for such Apple Sensors and Apple Products to be made for Apple or such Affiliate. Apple agrees that all such suppliers, manufacturers and vendors will be subject to confidentiality obligations with respect to such Confidential Information of AuthenTec that are at least as protective of such Confidential Information of AuthenTec as the confidentiality obligations of Apple and its Affiliates under the Nondisclosure Agreement.

9.2 Additional Confidentiality Obligations. AuthenTec agrees not to disclose (a) the existence or any terms of this Agreement (except as required by federal securities Law in accordance with this Section 9.2) without Apple’s prior written consent or (b) any information about (i) any Apple Sensors that contain or are based on any Confidential Information disclosed under this Agreement or (ii) any Apple Products into which any Apple Sensors are or will be incorporated. AuthenTec will not make any public statements or any filings with the United States Securities and Exchange Commission (the “SEC”) or the Nasdaq Stock Market disclosing or otherwise referencing the existence or any terms of this Agreement, except as required by federal securities Law in accordance with this Section 9.2. If AuthenTec determines in its reasonable judgment that applicable federal securities Law requires AuthenTec to make any public disclosures or filings with the SEC or the Nasdaq Stock Market disclosing or otherwise referencing the existence or any terms of this Agreement, AuthenTec will consult with Apple prior to making such disclosure or filing and provide Apple with a reasonable opportunity to review and comment on such disclosure or filing prior to making such disclosure or filing. AuthenTec will cooperate with Apple regarding any such disclosures or filings and use reasonable best efforts to redact such disclosures or filings to the extent reasonably requested by Apple and make such disclosure or filings subject to a Confidential Treatment Request.

10. INDEMNIFICATION

10.1 Indemnification by AuthenTec. AuthenTec agrees to indemnify, defend and hold harmless Apple and its Affiliates and each of Apple’s and each of its Affiliates’ respective officers, directors, employees, agents, representatives, suppliers, licensees, resellers, distributors, customers, successors and assigns (“Apple Indemnified Parties”) from and against all claims, losses, liabilities, damages, settlements, costs and expenses (including reasonable fees and expenses of attorneys incurred in connection with the investigation or defense of any actions) arising out of or resulting from any third party claims brought or made against any of the Apple Indemnified Parties alleging that the Commercialization of any Hardware Technology or Hardware Improvements (in the case Apple exercises the Hardware and Patent Acquisition Right) and/or any Software Technology or Software Improvements

(in the case Apple exercises the Software and Patent Acquisition Right) (in each of the foregoing cases, (a) either alone or in combination with any other Intellectual Property Rights or Technology and/or (b) as may be altered or modified) infringes or constitutes or results from a misappropriation of any third party Intellectual Property Rights or Technology (each, a “Claim”); provided, however, that such Commercialization of any Hardware Technology, Hardware Improvements, Software Technology and Software Improvements is within the scope of the licenses granted to Apple and its Affiliates under this Agreement.

10.2 Exceptions to Indemnification by AuthenTec. AuthenTec will not have an indemnification obligation pursuant to Section 10.1 with respect to a Claim to the extent such Claim is directly attributable to: (a) an alteration or modification of any Hardware Technology, Software Technology or AuthenTec Improvement developed, created, authored, discovered or conceived independently by any Apple Indemnified Party, unless such Hardware Technology, Software Technology or AuthenTec Improvement as provided by AuthenTec to Apple substantially embodies the essential elements of an invention claimed in any patent asserted in such Claim; or (b) the combination by any Apple Indemnified Party of any Hardware Technology, Software Technology or AuthenTec Improvement with any Product not provided by AuthenTec or any of its Affiliates unless such Hardware Technology, Software Technology or AuthenTec Improvement substantially embodies the essential elements of an invention claimed in any patent asserted in such Claim. For avoidance of doubt, if the accused structure at issue in a patent infringement Claim is a third party software application (e.g., airline security application), that uses only the output of the Software Technology and is not otherwise based on the Software Technology or Hardware Technology, then such Claim would not be subject to indemnification. AuthenTec will not have an indemnification obligation pursuant to Section 10.1 for any infringement claims arising out of or resulting from patents identified in the Patent License Agreement, effective as of September 10, 2010, between AuthenTec and You Technology, Inc. (f.k.a. YT Acquisition Corporation).

10.3 Indemnification by Apple. Apple agrees to indemnify, defend and hold harmless AuthenTec and its Affiliates and each of AuthenTec’s and each of its Affiliates’ respective officers, directors, employees, agents, representatives, suppliers, licensees, resellers, distributors, customers, successors and assigns (“AuthenTec Indemnified Parties”) from and against all claims, losses, liabilities, damages, settlements, costs and expenses (including reasonable fees and expenses of attorneys incurred in connection with the investigation or defense of any actions) arising out of or resulting from any (a) third party claims brought or made against any of the AuthenTec Indemnified Parties alleging that any Apple Product that incorporates any Hardware Technology, Software Technology or AuthenTec Improvement has directly caused personal injury or property damage or (b) claims brought by a class of shareholders of Apple against AuthenTec claiming a diminution in Apple shareholder value arising from any security breach or any payment system breach to which any Hardware Technology, Software Technology or AuthenTec Improvement is a contributing factor.

10.4 Indemnification Procedure. In connection with any claim for which any Apple Indemnified Party seeks indemnification pursuant to Section 10.1 or any AuthenTec Indemnified Party seeks indemnification pursuant to Section 10.2, the applicable Party seeking indemnification (the “Indemnified Party”) will (a) notify the other Party (the “Indemnifying Party”) reasonably promptly in writing of such claim, provided that any delay in notification will not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent such delay materially impairs the Indemnifying Party’s ability to defend such claim, (b) permit the Indemnifying Party to answer and, subject to the following in this Section 10.4, defend such claim using counsel of the Indemnifying Party’s choice (which counsel is reasonably acceptable to the Indemnified Party), provided that the Indemnified Party (at its cost) may participate in the defense of such claim with counsel of the Indemnified Party’s choice, and (c) provide information and assistance reasonably necessary to enable the Indemnifying Party to defend such claim (at the Indemnifying Party’s written request and expense). The Indemnifying Party may not settle any such action without the Indemnified Party’s prior written consent. The Indemnified Party will not settle any such claim without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld. The Indemnifying Party will not publicize or permit any third party to publicize any settlement of any such claim without the Indemnified Party’s prior written consent. If the Indemnifying Party does not agree that any claim is fully covered by this Article 10, then the Parties agree to negotiate in good faith an equitable arrangement regarding the defense of such claim and any settlement thereof consistent with the Indemnifying Party’s obligations hereunder.

11. LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO ANY BREACHES BY EITHER PARTY OF ARTICLE 9, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EITHER PARTY, OR ANY OF ITS AFFILIATES, UNDER THIS AGREEMENT EXCEED THE LESSER OF (a) ALL AMOUNTS PAID TO DATE, AT THE TIME OF THE CLAIM, BY APPLE UNDER BOTH THE DEVELOPMENT AGREEMENT AND THIS AGREEMENT OR (b) $90 MILLION.

12. DISPUTE RESOLUTION

12.1 Dispute Resolution Procedure. Any dispute between the Parties arising under or in connection with this Agreement (“Dispute”) will be resolved in accordance with the procedure described in this Section 12.1. In the event of any Dispute, either Party (“Notifying Party”) may provide written notice to the other Party (“Receiving Party”) describing such Dispute (including, if applicable, any alleged breach of this Agreement by the Receiving Party). Within 20 days after the Receiving Party receives such notice, senior management of each Party will discuss in good faith such Dispute and attempt to resolve such Dispute. If, after such 20-day period, such Dispute is not resolved, either Party may provide written notice to the other Party initiating expedited arbitration with respect to such Dispute (“Arbitration Notice”). Such arbitration will be conducted in the State of California in accordance with the rules and procedures of the International Chamber of Commerce as modified by the remainder of this Section 12.1. Each Party will appoint 1 arbitrator. The arbitrators selected by the Parties will mutually select 1 additional arbitrator, who will act as the presiding arbitrator. Within 60 days after such Arbitration Notice, the arbitrators will determine the resolution of such Dispute in accordance with this Agreement. If any Dispute involves any claim by Apple of any material breach by AuthenTec or any of its Affiliates of any provision of this Agreement, then: (a) Apple may withhold any payments due under this Agreement (except for the Initial Hardware and Patent Acquisition Right Fee Payment and the Initial Software and Patent Acquisition Right Fee Payment) and any payments due under any Statement of Work under the Development Agreement; (b) if the arbitrators determine that AuthenTec or any of its Affiliates is in material breach of this Agreement and awards damages to Apple in connection with such breach, (i) Apple may retain such withheld payments in an amount equal to such damages (which shall be considered AuthenTec’s payment of such damages to the extent of such withheld payment amount), (ii) if there is any remaining balance of such withheld payments, Apple shall only be obligated to pay such remaining balance to AuthenTec in full satisfaction of the withheld payments and (iii) Apple may continue to withhold any such remaining balance until 10 Business Days after AuthenTec or such Affiliate cures such breach in accordance with the arbitrators’ award; and (c) if the arbitrators determine that AuthenTec and its Affiliates are not in material breach of this Agreement, Apple will pay any withheld amounts then due under this Agreement and any withheld amounts then due under any Statement of Work under the Development Agreement within 10 Business Days after such determination. The determination rendered by the arbitrators will include the steps to be taken by each Party (if any) in connection with the resolution of such Dispute and may include the payment of damages or injunctive relief as necessary. Judgment on such determination may be entered in any court having jurisdiction. All terms and conditions of this Agreement (including, for avoidance of doubt, Section 3.2, Section 3.3, Section 3.4, Section 4.2, Section 4.3 and Section 4.4) will continue in full force and effect during the pendency of the resolution of such Dispute.

13. MISCELLANEOUS.

13.1 Compliance by AuthenTec Affiliates. AuthenTec will cause each of its Affiliates to comply with the terms and conditions of this Agreement and will be responsible and liable for any breach of any provision of this Agreement by any of its Affiliates.

13.2 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Parties hereto.

13.3 Waiver. No failure or delay by Apple or AuthenTec in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

13.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that (a) Apple may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to one or more of its Affiliates, but no such assignment shall relieve Apple of any of its obligations hereunder and (b) AuthenTec may assign all of its rights, interests and obligations under this Agreement to an AuthenTec Acquiror in connection with a Change of Control of AuthenTec without Apple’s prior written consent, provided that (i) such AuthenTec Acquiror executes a “Written Declaration of Commitment to Perform Obligations” in the form attached hereto as Schedule F and (ii) AuthenTec provides written notice to Apple of such assignment and Change of Control within five (5) Business Days after such Change of Control. For purposes of this Agreement, a Change of Control of AuthenTec will be deemed to be an assignment of this Agreement by AuthenTec. Subject to the foregoing in this Section 13.4, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns (which shall be deemed to include any successor of AuthenTec or any acquiror of AuthenTec’s securities or assets pursuant to a Change of Control as though such successor or acquiror were a party hereto). Any purported assignment not permitted under this Section 13.4 shall be null and void.

13.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

13.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except as expressly provided herein, is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder.

13.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, applicable to contracts executed in and to be performed entirely within that State.

13.8 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding Section 12.1, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state court of the State of California or any federal court sitting in the State of California, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

13.9 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the 3rd Business Day after dispatch by registered certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Apple, to:

Apple Inc.

Office of the Chief Financial Officer

1 Infinite Loop, MS 301-CFO

Cupertino, California 95014

Attention: Chief Financial Officer

Facsimile: (408) 974-2023

and

Apple Inc.

Office of the General Counsel

1 Infinite Loop, MS 301-4GC

Cupertino, California 95014

Attention: General Counsel

Facsimile: (408) 974-8530

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

Attention: Karen N. Ballack

Facsimile: (650) 802-3100

Email: karen.ballack@weil.com

If to AuthenTec, to:

AuthenTec, Inc.

100 Rialto Place

Suite 100

Melbourne, Florida 32901

Attention: Lawrence J. Ciaccia

                   Frederick R. Jorgenson

Facsimile: (321) 308-1410

Email: Larry.ciaccia@authentec.com

            Fred.jorgenson@authentec.com

with a copy (which shall not constitute notice) to:

Alston + Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: W. Scott Ortwein

                   Justin Howard

Facsimile: (404) 881-7777

Email: scott.ortwein@alston.com

            justin.howard@alston.com

13.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

13.11 Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Headings. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The provisions of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) Herein. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Definitions; Gender and Number. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g) Updates. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(h) Negotiation and Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

13.12 Bankruptcy. It is the intent of the Parties and the Parties hereby agree that in the event of any proceeding by or against AuthenTec under any Law relating to bankruptcy, insolvency, reorganization or relief of any debtors, all rights, licenses, covenants, privileges, releases and immunities granted under or pursuant to this Agreement will continue without termination, rejection or avoidance by virtue of or in the context of such proceeding. All rights, licenses, covenants, privileges, releases and immunities granted under or pursuant to this Agreement by AuthenTec are, and will otherwise be deemed to be, for the purposes of Section 365(n) of 11 U.S.C. § 101 (et seq.) (the “U.S. Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties further agree that in the event that any proceeding is instituted by or against AuthenTec under any Law relating to bankruptcy, insolvency, reorganization or relief of any debtors, the provisions of Section 365(n) of the U.S. Bankruptcy Code will apply, and that Apple will retain and may fully exercise all of its respective rights and elections under the U.S. Bankruptcy Code. Upon written notice from Apple to AuthenTec or the bankruptcy trustee of AuthenTec of Apple’s election to proceed under Section 365(n) of the U.S. Bankruptcy Code, AuthenTec and such bankruptcy trustee will comply in all respects with Section 365(n) of the U.S. Bankruptcy Code, including by not interfering with the rights of Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates as provided by this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

APPLE INC.

By:	/s/ Peter Oppenheimer
Name: Peter Oppenheimer
Title: SVP and CFO

AUTHENTEC, INC.

By:	/s/ Lawrence J. Ciaccia
Name: Lawrence J. Ciaccia
Title: Chief Executive Officer

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY AND TECHNOLOGY AGREEMENT]

Exhibit A

Defined Terms

1.1 “2D Fingerprint Sensor” means a silicon fingerprint sensor, including (as applicable) its packaging, flex and all other Hardware Technology elements, that operates primarily by virtue of detection of a user’s fingerprint on the surface of a device and does not require the user to move or slide his or her finger across the surface of the device.

1.2 “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is controlled by such Person. For this purpose, “control” (including, with its correlative meaning, “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

1.3 “Apple-Branded Apple Product” means any Apple Product Commercialized under a trademark or brand name owned by Apple or any of its Subsidiaries.

1.4 “Apple Improvement” means any Improvement of or to any Hardware Technology, Software Technology or AuthenTec Improvement, in each case, that is developed, created, authored, discovered or conceived by or for Apple or any of its Affiliates (whether alone or with any other Person (including AuthenTec or any of its Affiliates)).

1.5 “Apple Product” means any Product that is Commercialized by or for Apple or any of its Affiliates.

1.6 “Apple Sensor” means a 2D Fingerprint Sensor that is suitable for use in an Apple Product.

1.7 “AuthenTec Acquiror” means a third party that acquires control of AuthenTec pursuant to a Change of Control.

1.8 “AuthenTec Acquiror Affiliate” means, as to an AuthenTec Acquiror, any other Person (other than AuthenTec or any of its Affiliates) that, directly or indirectly, is controlled by, or is under common control with, such AuthenTec Acquiror. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

1.9 “AuthenTec Hardware Sensor Patents” means any (a) AuthenTec Sensor Patents that would be infringed, directly or indirectly, in whole or in part, by any Commercialization of any hardware-related Technology, materials, tools and documents that are necessary or useful to Commercialize any fingerprint sensors and (b) AuthenTec Sensor Patents other than any AuthenTec Sensor Patents that would be infringed, directly or indirectly, in whole or in part, by any Commercialization of any software -related Technology, materials, tools and documents that are necessary or useful to Commercialize any fingerprint sensors.

1.10 “AuthenTec Improvement” means any of the following that is developed, created, authored, discovered or conceived by or for AuthenTec or any of its Affiliates (whether alone or with any other Person (excluding Apple or any of its Affiliates), where the resulting Improvement is owned, controlled or licensable to Apple by AuthenTec or any of its Affiliates): (a) any Bug Fix Improvement

developed, created, authored, discovered or conceived prior to the 4th anniversary of the Effective Date, (b) any other Improvement of or to any Hardware Technology (in the case Apple exercises the Hardware and Patent Acquisition Right) licensed to Apple and its Affiliates under this Agreement (“Hardware Non-Bug Fix Improvement”), which Hardware Non-Bug Fix Improvement is developed, created, authored, discovered or conceived after the Effective Date and prior to the 1st anniversary of the Hardware and Patent Acquisition Right Exercise Date and is relevant to or useful for the Commercialization of any Apple Sensors as determined pursuant to the process set forth in Section 3.9(b)and (c) any other Improvement of or to any Software Technology (in the case Apple exercises the Software and Patent Acquisition Right) licensed to Apple and its Affiliates under this Agreement (“Software Non-Bug Fix Improvement”), which Software Non-Bug Fix Improvement is developed, created, authored, discovered or conceived after the Effective Date and prior to the 1st anniversary of the Software and Patent Acquisition Right Exercise Date and is relevant to or useful for the Commercialization of any Apple Sensors as determined pursuant to the process set forth in Section 4.9(b). In no event will AuthenTec Improvement include any Apple Improvement.

1.11 “AuthenTec Intellectual Property Rights” means all AuthenTec Patents and all other Intellectual Property Rights owned, acquired, controlled or licensable by, or assigned to, AuthenTec or any of its Affiliates.

1.12 “AuthenTec Patents” means (a) all patents and patent applications (together with patents issuing thereon) in all jurisdictions worldwide that are owned, acquired, controlled or licensable to others by, or assigned to, AuthenTec or any of its Affiliates at any time on or after the Effective Date, or to which AuthenTec or any of its Affiliates has, at any time on or after the Effective Date, a right to assert a claim of infringement, (b) any divisional, continuation, continuation-in-part, reissue, reexamination, utility model, foreign counterpart, parent or extension of any patent or patent application included in clause (a) of this Section 1.12 and (c) any patent or patent application in any jurisdiction worldwide whose priority is based upon or in common with any patent or patent application in clause (a) or (b) of this Section 1.12.

1.13 “AuthenTec Sensor Patents” means all AuthenTec Patents that may apply or relate to Commercialization of any fingerprint sensors or any Products using or incorporating any fingerprint sensors. For avoidance of doubt, if Apple exercises both the Hardware and Patent Acquisition Right and the Software and Patent Acquisition Right, then the patent licenses granted in Section 3.3 and Section 4.3 will be under all AuthenTec Sensor Patents.

1.14 “AuthenTec Software Sensor Patents” means any (a) AuthenTec Sensor Patents that would be infringed, directly or indirectly, in whole or in part, by any Commercialization of any software -related Technology, materials, tools and documents that are necessary or useful to Commercialize any fingerprint sensors and (b) AuthenTec Sensor Patents other than any AuthenTec Sensor Patents that would be infringed , directly or indirectly, in whole or in part, by any Commercialization of any hardware-related Technology, materials, tools and documents that are necessary or useful to Commercialize any fingerprint sensors.

1.15 “Bug Fix Improvement” means any Improvement of or to any Hardware Technology (in the case Apple exercises the Hardware and Patent Acquisition Right) or Software Technology (in the case Apple exercises the Software and Patent Acquisition Right) licensed to Apple and its Affiliates under this Agreement, which Improvement constitutes a bug fix, error fix or workaround.

1.16 “Business Day” means a day except a Saturday, a Sunday or other day on which the United States Securities and Exchange Commission or banks in the City of San Francisco, California, are authorized or required by Law to be closed.

1.17 “Change of Control” means: (a) any Person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly in one transaction or a series of related transactions of voting securities representing more than 50% of the AuthenTec’s outstanding voting securities; or (b) any reorganization, recapitalization, consolidation, merger, business combination or similar transaction of AuthenTec where the holders of outstanding voting securities of AuthenTec immediately before the transaction represent or are converted into less than 50% of the beneficial ownership of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (c) the consummation of any transaction or series of related transactions that results in the sale of the majority of the assets of AuthenTec, other than where the entity acquiring shares or assets, or the surviving entity with respect to clause (b) above, is a Subsidiary of AuthenTec.

1.18 “Commercialize” (including, with its correlative meanings, “Commercialization” and “Commercialized”) means, with respect to any item, to make, use, import, export, market, purchase, sell, offer to sell, license, lease, design, develop, practice any method or process in connection with, copy, reproduce, distribute, modify, perform and display (publicly or otherwise), compile, execute, prepare derivative works of, disclose (as necessary) and/or otherwise use, supply, distribute, provide, dispose of and/or exploit such item for any purpose (and to have any third party exercise any of the foregoing rights on the applicable Party’s behalf, e.g. “make” includes “have made”).

1.19 “Development Agreement” means the Development Agreement, dated as of the same date as the Effective Date, between Apple and AuthenTec.

1.20 “Hardware and Patent Acquisition Right Exercise Date” means the date of Apple’s written notice to AuthenTec that Apple is exercising the Hardware and Patent Acquisition Right.

1.21 “Hardware Improvement” means any AuthenTec Improvement to any Hardware Technology.

1.22 “Hardware Technology” means all hardware-related Technology, materials, tools and documents that are necessary or useful to Commercialize any Apple Sensors, including all of the following in unencrypted source formats where applicable, all related firmware and all documentation related to any of the following, in each case, owned, acquired, controlled or licensable by, or assigned to, AuthenTec or any of its Affiliates as of the Effective Date: RTL; schematics; test benches and supporting verification flow programs and scripts; formal verification code; flow; high level and low level models; microcode controllers; behavioral models; performance models; tools required to compile any source code; and all other tools and documentation necessary or useful to develop, test, manufacture and/or use any Apple Sensors. Hardware Technology includes the Technology, materials, tools, documents and other items listed in Schedule G attached hereto.

1.23 “Improvement” means any modification, enhancement, derivative work or improvement (including bug fixes, error fixes and workarounds), whether patentable or not and whether reduced to practice or not.

1.24 “Intellectual Property Rights” means all current and future rights in patents, copyrights, trade secrets, trademarks, mask works, design rights, database rights and any other intellectual property rights, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing that may exist anywhere in the world, including, in the case of each of the foregoing, whether unregistered, registered or comprising an application for registration.

1.25 “Interim Agreement” means the Second Interim Agreement, dated May 16, 2012, between Apple and AuthenTec.

1.26 “Knowledge” means (a) the actual knowledge of AuthenTec’s executive officers and employees or (b) the knowledge that AuthenTec’s executive officers and employees with direct responsibility for the subject matter would be expected to have after undertaking the due diligence that is typically conducted by AuthenTec with respect to the applicable subject matter.

1.27 “Law” means any federal, state, local or other foreign law (including common law), statute, ordinance, code, rule, regulation, decree or other legal requirement.

1.28 “Nondisclosure Agreement” means that certain Nondisclosure Agreement, effective January 26, 2012, by and between Apple and AuthenTec.

1.29 “Other Covenant Beneficiary” means any direct or indirect customer, user, licensee, service provider, distributor, retailer, reseller, contractor, supplier or manufacturer of Apple, any of its Affiliates or any successors or assigns of Apple or any of its Affiliates.

1.30 “Party” means either Apple or AuthenTec, and “Parties” means Apple and AuthenTec collectively.

1.31 “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a governmental authority.

1.32 “Prior Interim Agreement” means the Interim Agreement, dated March 9, 2012, as amended on March 21, 2012 and March 30, 2012, between Apple and AuthenTec.

1.33 “Product” means any product (including any hardware product or software product), product line, service, method, device, system, component, feature, any combination of any of the foregoing or any other offering.

1.34 “Software and Patent Acquisition Right Exercise Date” means the date of Apple’s written notice to AuthenTec that Apple is exercising the Software and Patent Acquisition Right.

1.35 “Software Improvement” means any AuthenTec Improvement to any Software Technology.

1.36 “Software Technology” means all software-related Technology, materials, tools and documents that are necessary or useful to Commercialize any Apple Sensors, including all of the following in binary and source code formats and all documentation related to any of the following, in each case, owned, acquired, controlled or licensable by, or assigned to, AuthenTec or any of its Affiliates as of the Effective Date: matcher software; firmware; and all other software necessary or useful to develop, test, manufacture and/or use any Apple Sensors. Software Technology includes the Technology, materials, tools, documents and other items listed in Schedule H attached hereto.

1.37 “Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

1.38 “Technology” means any (a) information, data, reports, findings, conclusions, results, work papers, notebooks, electronic records, samples, prototypes, deliverables and any other information or materials in any form or format and (b) inventions, discoveries, ideas, suggestions, processes, methodologies, formulas, techniques, works of authorship, trade secrets and know-how, whether patentable or not.